EXHIBIT 4.2

                                    EX - 4.2

            A.

                              CORPORATE RESOLUTION

The undersigned, Corporate Officers of M.B. BROADCASTING, INC., a Utah Corporation (hereinafter called Company), hereby certifies that:

                1. A Merger Proposal has been submitted to the Board of Directors pursuant to the Board's Corporate Resolution dated January 11, 1999.

                2. The Proposal was made by a Majority Stockholder from whom a vote was taken of all stockholders who have unanimously ratified the Merger Proposal.

                3. That this Board of Directors now files this Corporate Resolution ratifying the following provisions of the Merger Proposal.

RESOLVED THAT

A. M.B. BROADCASTING, INC, and any and all of its subsidiaries, including INKWELL, INC., does hereby merge with FIRST FLORIDA COMMUNICATIONS, INC.
     (FFCI) as wholly owned subsidiaries.

B. That as of the execution of this Corporate Resolution, the Board of Directors of M.B. Broadcasting are hereby dissolved and the newly functioning Board of Directors shall be that FLORIDA COMMUNICATIONS, INC. and that any and all Corporate Resolutions, Board Actions, or any and all other decisions of FFC1I shall have full force and effect upon the operations, management, and all business decisions concerning M.B. BROADCASTING, INC.

C. That as of the execution of this Corporate Resolution, all business decisions, management, and control of M.B. Broadcasting and its subsidiaries shall be under the direct control, management, and execution of FIRST FLORIDA COMMUNICATIONS, INC.

D. That any and all employees of M.B. Broadcasting, Inc. shall be employees of FIRST FLORIDA COMMUNICATIONS, INC. with

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full loyalty and fiduciary responsibilities and duties owed to FFCI.

E. That any actions necessary by this, the former Board of Directors Of M.B. Broadcasting, Inc., to effectuate this Resolution shall be done with time of the essence.

"FURTHER RESOLVED, that the President of the Company be and he is hereby authorized to execute and deliver, and the Secretary Assistant Secretary or other designated Corporate Officer of the Company be and he is hereby authorized, (but where it is inapplicable or unnecessary, is not required to do), to attest to and affix the seal of the Company to any and all instrument-s necessary in order to accomplish the transactions hereinabove referred to and any and all other instruments required in connection with the consummation of this transaction as the officers of the Company executing same may deem advisable, and in the best interest of the Company, all of such instruments executed and delivered as aforesaid to be and constitute the acts and obligations of the Company; the Company hereby ratifying and confirming the acts of its officers in executing and delivering all of such instruments irrespective of whether such acts where performed before, simultaneously with, or subsequent to the date of adoption hereof, and directing the officers and employees of the Company to perform all of the Company's obligations and undertakings under each and all of such Instruments;" and

"FURTHER RESOLVED, that these Resolutions shall continue in full force and effect that may be relied upon by all parties."

IN WITNESS WHEREOF, the undersigned has hereunto set his hand and affixed the corporate seal of the Company on this day 10 of February, 1999.

(CORPORATE SEAL)

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                             CORPORATE - RESOLUTION

       The undersigned officers of M.B. BROADCASTING, INC. do hereby certify the following:

       1. The Organization, standing, and qualification of M.B. BROADCASTING is validly existing, and.in good standing under the laws of Utah; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to-own, lease, or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased, or operated; and it is duly qualified, licensed, or operated and it is duly qualified, licensed, or domesticated and in good standing as a foreign corporation authorized to do business in various jurisdictions.

       2. All accounts, records, and assets, including barter, have not been altered, with the exception of that necessary for the ordinary operation and course of business, since the presentation of its financials and Balance funds were presented to Seller's CFO, Kent Whitesell.

       3. No other subsidiaries or stockholders exist with the exception of INKWELL,Inc. and stock holders Brent Miner, Wally Brazzaal, and Ray Carpantor.

       4. There is no other stock nor is any new stock projected beyond the outatanding 1,000,000 shares.

       5. Any resolution to merge with FFCI may take place by written vote of the stock holders, with a formal proposition being presented in the requested form by any stockholder, without the necessity of a formal stockholders meeting with the final decision being made by a majority of the stockholder. The vote shall take place no later than 7 days after the proposition has been presented to the corporate officers.

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B.

(THIS IS AN EXAMPLE OF ONE OF SEVEN STOCK PURCHASE AGREEMENTS TO THE STOCK HOLDER OF MB BROADCASTING - THESE WERE EXECUTED TO ALL STOCK HOLDERS OF MB BROADCASTING)

                            STOCK PURCHASE AGREEMENT

AGREEMENT dated January 11, 1999, by and among Wallace C. Brazzeal an individual (hereinafter "Seller) whose address is 3591 Lupin Way St. George, Utah being a stockholder of MB BROADCASTING, INC and INK WELL, INC., (herein after "MB") which is a Utah corporation having its principal office at 251 West Hilton Drive St. George, Utah and FIRST FLORIDA COMMUNICATIONS, INC. (herein after "Purchaser") , a Florida corporation having its principal office at 5635 South University Drive, Davie, Florida.

WITNESSETH:

In consideration of the mutual covenants and set forth, the parties hereby agree as follows:

I . PURCHASE OF STOCK, Subject to and upon the terms and conditions set forth in this Agreernent, Seller in consideration as set forth herein agrees to sell, transfer and deliver his/her common stock of MB and its affiliates/subsidiaries for a total number of 400,000 shares to FFCI free of any and all encumbrances or restrictions except as presently exist in the bylaws of MB.

2.   PURCHASE PRICE.

                  (a) In consideration or the sale and transfer and delivery of the Seller's stock to Purchaser. Purchaser will in full payment thereof, deliver to Seller common stock of FFCI restricted for one year from the date of receipt of Seller's stock FFCI stock. The purchase of said stock is for the sole purpose of Purchaser acquiring all issued stock of Seller a total sales price of $3,000,000.00

                  (i) Seller shall receive FFC1 common stock restricted for one year from the date of issuance based on a value of $5.00 per share.

                  (ii) The stock cenificate(s) of FFCI stock shall be made out by FFCI's transfer agent and corporate counsel in the names of such parties as requested by the Seller after they have submitted all necessary information.

                  (iii) Exchange of stock shall take place within approxinately two weeks from the date of this executed Agreement.

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3.   COVENANTS OF PURCHASER TO SELLER:

     (a) Purchaser agrees that upon acquisition of all MB Stock, employment contracts shall be negotiated between the two managing stock holders and MB and FFCI.

     (b) The current management of MB Broadcasting shall remain intact under the direction of FFCI.

     (C) One member of the current MB Broadcasting Board shall have a seat on the Board of Directors,

     (d) Purchaser agree to assume the previously disclosed liabilities of MB Broadcasting. Purchaser shall provide funding for the previously anticipated growth on a timely basis.

4. COVENANTS OF SELLER TO PURCHASER The Seller's stock in MB Broadcasting also incorporates Seller's ownership of any and all affiliates, subsidiaries or partnerships of any type of kind to MB.

5. TOTALITY OF AGREEMENT. This Agreement, shall constitute any and all covenants, warranties or provision of this Purchase Agreement.

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C.

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS

AGREEMENT dated__________________19____, by and among THE CATALOG CANNEL, INC. (hereinafter "SELLER"), and FIRST FLORIDA COMMUNICATIONS, INC., (hereinafter "FFCI"), a Florida corporation having its principal office at 5635 S. University Drive, Davie, Florida ("Purchaser").

WITNESSETH:

        In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

        1. PURCHASE AND SALE OF BUSINESS AND ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the business, assets, properties, goodwill, and right of Seller as a going concert, of every nature, kind, and description, tangible and intangible, wheresoever located and whether or not carried or reflected on books and records of Seller (hereinafter sometimes called "Seller's Assets"), including, without limitation, (i) the right to use Sellers corporate name and all variations thereof, (ii) any and all logos, insignias, and recognitions relating to THE CATALOG CHANNEL, and (iii) any and all register trade names, logos, or any and all filings of same relating thereof. Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens, and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Purchaser hereunder, and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by terms hereof.

        2. PURCHASE PRICE.

                      a. In consideration of the sale, transfer, conveyance, assignment, and delivery of the Seller's Assets by Seller to Purchaser as stated above, and in reliance upon the representation and warranties made herein by Seller, Purchaser will, in full payment thereof, pay to Seller the following:

                             (i) Seller shall receive $100,000.00 within three
months from the time THE CATALOG CHANNEL is on the air the estimated date for the initial airing is July 1, 1999.

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                             (ii) Seller shall receive a Royalty of 10% of the
gross sales, revenues, income, or benefits of any and all types and natures relating tom any and all products, services, revenues, benefits, or affiliations of any type of kind whatsoever whether generated from the airing of THE CATALOG CHANNEL, its concept and idea, Internet business, or any other affiliation to same. Said proceeds shall be paid at the end of each month directly into the holding account for the Seller.

        3. CLOSING. The Closing shall take place on or about, the 15ch day of March, 1999, at the offices of Buyer or at such other time and place as the parties may agree.

        4. SELLER'S OBLIGATIONS AT CLOSING. Sellers shall be obligated to execute any documents necessary for the Buyer to list or file Seller's corporations, names, or any other assets purchased into its own corporate entity.

        5. REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDER. Seller and each Shareholder jointly and severally represent and warrant to Purchaser as follows:

               (a) ORGANIZATION, STANDING, AND QUALIFICATION. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Utah and Florida; it has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease, or operate its properties as and in the places where such business is now Conducted and such properties are now owned, leased, or operated; and it is duly qualified, licensed, or domesticated and in good standing as a foreign corporation authorized to do business in various jurisdictions throughout the United States. Seller has delivered to Purchaser true and complete copies of Seller's certificate of incorporation and all amendments thereto, certified by the Secretary of State of the state of Utah, and, the bylaws of, Seller as presently in effect, certified as true and correct by Seller's Secretary.

               (b) LITIGATION. There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree or judgement in progress, pending or in effect, or to the knowledge of Seller or any Shareholder threatened, its properties, assets or business or the transactions contemplated by this Agreement.

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               (C) COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Seller has
complied with all existing laws, rules, regulations, ordinances, orders, judgments, and decrees now (or hereafter) applicable to its business, properties, or operations as presently conducted. Neither the ownership nor use of Seller's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate, or loss of rights under, any terms or provisions of its certificate of incorporation or bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment, or decree to which Seller is a party or by which it may be bound or affected.

               (d) PATENTS, ETC. Seller owns, possesses, or has currently filed for and are royalty free Licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets. and other proprietary rights necessary to conduct its business as it is presently operated. Seller is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets, or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of Seller or any Shareholder threatened, with respect thereto.

        6.REPRESENTATIONS AND WARRANTIES BY PURCHASER. Purchaser represents and warrants to Seller and the Shareholders as follows:

               (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has full corporate power and authority to enter into his Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own lease, or operate its properties.

               (b) AUTHORIZATION AND APPROVAL OF AGREEMENT. All proceedings or corporate action required to be taken by Purchaser relating to the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby shall have been taken at or prior to the Closing.

        7. EXECUTION, DELIVERY, AND PERFORMANCE OF AGREEMENT. Neither the execution, delivery, nor performance of this Agreement by Purchaser will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or results in the creation of any lien, charge, or encumbrance pursuant to, any provision of Purchaser`s certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment, or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery, and performance of this Agreement and the agreements relating hereto, have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

        8. CHOICE OF LAWS. This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the state of Florida applicable to contracts made and to be performed therein.

        9. LITIGATION. Any controversy or claim arising out of or relating to this agreement or the breach or validity thereof shall be settled by litigation and adjudicated pursuant to the law of Florida with such litigation being held in Broward County, Florida.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as off the day and year first above written.

                                    [Seller]

                                                   By___________________________

Date______________________                           President


                                   [Purchaser]

                                                   By___________________________

Date______________________

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D.

                               PURCHASE AGREEMENT

               THIS AGREEMENT dated___________, 19___ by and between FIRST FLORIDA COMMUNICATIONS, INC. (FFCI) hereinafter called "First Party" or "Buyer"; and SUMMIT ADVERTISING GROUP, INC. (SUMMIT) hereinafter called "SECOND PARTY" or "Seller".

                                   WITNESSETH:

               WHEREAS;

               (i) The First Party is a I publicly traded communications corporation, with the intent, desire, and aspiration to acquire other, desire, and aspiration to acquire other corporate entities, corporations, businesses, and equities to add to its value, equity, marketability, and revenues for the of its stockholders.

               (ii) The Second Party is a Florida Corporation whose business is advertising; production; and acquisition, distribution, and sale, of direct response leads.

               (iii) The First Party has agreed to purchase from the Second Party and the Second Party has agreed to disperse, assign, convey transfer and devise ownership of all it's equities base, good will, production, and revenues pursuant to the terms, conditions, and considerations as are set forth herein.

        NOW, THEREFORE, In consideration "on of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

   1. PURCHASE AND SALE OF BUSINESS AND ASSETS. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign, and deliver to Purchaser, and Purchaser will purchase, at the Closing hereunder, all of the business, assets, properties, goodwill, client base, production, and rights of Seller as a going concern, of every nature, kind, and description, tangible and intangible, wheresoever located and whether or not carried reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets"), including, without limitations the right to use sell, or devise as it so desires Seller's leads, corporate name and all variations thereof. Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens, and encumbrances excepting only those 1iabilities and obligations which are expressly to be assumed by Purchaser hereunder, and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof. The Buyer shall have all unrestricted rights and privileges of ownership.

   2. PURCHASE PRICE. In consideration of the sale, transfer, conveyance, assignment, and delivery of the Seller's Assets by Seller to Purchaser as stated above, and in reliance upon the representations and warranties made herein by Seller, Purchaser will, in full payment thereof, pay to Seller the following:

      (i)Purchase price shall be $1,500,000.00 to be paid in a combination of FFCI stock valued at $5.00 per share and cash.

      (ii) Seller shall receive $100,000.00 within months from the time of closing.

      (iii) Seller shall receive 280,000 shares of FFCI stock which shall be restricted for a period of one year pursuant to rule 144.

   3. CLOSING. The Closing shall take place on or about, the 23rd day of March, 1999, at the offices of Buyer or at such other place as the parties may agree.

   4.SELLER'S OBLIGATIONS AT CLOSING. Sellers shall be obligated to execute any documents necessary for the Buyer to list or file Seller's corporations, names, or any other assets purchased into its own corporate entity.

   5.REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDE. Seller and each Shareholder jointly and severally represent and warrant to Purchaser as follows:

               (a) ORGANIZATION, STANDING, AND QUALIFICATON. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Florida; it has all. Requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease, or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased, or operated; and it is duly qualified, licensed, or domesticated and in good standing as a foreign corporation authorized to do business in various jurisdictions throughout the United States. Seller has delivered to Purchaser true and complete copies of Seller's certificate of incorporation and all amendments thereto, certified by the Secretary of State of the state of Florida, and the bylaws of Seller as presently in effect, certified as true and correct by Seller's Secretary.

         (b) LITIGATION. There is no claim, legal action, suit, arbitration, governmental investigation, or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller or any Shareholder threatened, against or relating to Seller, its employees, its properties, assets or officers, directors or business or the transactions contemplated by this Agreement.

     (C) COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. Seller has complied with all existing laws, rules, regulations, ordinances, orders, Judgments, and decrees now [or hereafter] applicable to its business, properties, Or operations as presently conducted. Neither the ownership nor use of Seller's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate, or loss of rights under, any terms or provisions of its certificate of incorporation or bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation,. or any order, judgment, or decree to which seller is a party or by which it may be bound or affected.

   6. REPRESENTATIONS AND WARRAINTIES BY PURCHASER. Purchaser represents and warrants to Seller and the Shareholders as follows:

               (a) ORGANIZATION. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Florida and has full corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out the transactions contemplated by this Agreement and to carry on its business as now being conducted and to own, lease, or operate its properties.

                (h) AUTHORIZATION AND APPROVAL OF AGREEMENT. All proceedings or corporate action required to be taken by Purchaser relating to the execution and delivery or this Agreement and the consummation of the transactions contemplated hereby shall have been taken at or prior to the Closing.

   7. EXECUTION, DELIVERY, AND PERFORMANCE OF AGREEMENT... Neither the execution, delivery, nor performance of this Agreement by Purchaser will, with or without "the giving of notice or the passage of time, or both, conflict with, result in a default, right to, accelerate or loss of rights under, or result in the creation of any lien, charge, or encumbrance pursuant to, any provision of Purchaser's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation or any order, judgment, or decree to which Purchaser is a party or by which it may be bound or affected. Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by Purchaser to authorize the execution, delivery, and performance of this Agreement and the agreements relating hereto, have been properly taken and this Agreement constitutes a valid and binding obligation of Purchaser.

   8. CHOICE OF LAWS. This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the state of Florida applicable to contracts made and to be performed therein.

   9. LITIGATION. Any controversy or claim arising out of or relating to this agreement or the breach or validity thereof shall be settled by litigation and adjudicated pursuant to the law of Florida with such litigation being held in Broward County, Florida.

   10. MISCELANEOUS CONDITIONS.

       a. Any and all, preexisting, employment contracts of Seller shall be honored for their duration by Buyer, its agents, and any and all corporate entities or affiliates.

       b. The preexisting contractual obligation of Seller for the purchase of leads from which they generate profits shall be honored by the Buyer and any of its affiliates, agents, and entities.

       c Should the Seller's gross revenues of new business not increase its preexsisting revenues by 20% at the end of the first year from the date of this Purchase the Seller shall have a 15 day period to void this contractual agreement by means of certified written notification to the Buyer and the return of all proceeds the Seller has received as purchase price of this Agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be duly executed as of the, day and year first above

Written.

                      [Seller]

                                                          By ___________________
Date ________________

                             [Purchaser]

                                                          By ___________________
Date _________________

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E.

      (THIS IS AN EXAMPLE OF ONE OF NINE SEPARATE PURCHASE AGREEMENTS TO THE "ALLIANCE GROUP" WHICH CONSISTED OF NINE SEPARATE INDIVIDUAL PARTNERSHIP)

                                    AGREEMENT

        THIS AGREEMENT made on OCTOBER 3, 1998 by and between FIRST FLORIDA COMMUNICATIONS INC (FFCI) hereinafter called "First Party; and TWIN CITIES SMR hereinafter called "Second Party".

                                   WITNESSETH

        WHEREAS:

        (i) The First Party is a publicly traded communications corporation with the intent, desire, and aspiration to acquire other corporate entities, corporations, businesses, and equities to add to its value, equity, marketability, and revenues for, the benefit of its stockholders.

        (ii) The Second Party is a partnership, which owns a license, equipment, and lease for a 220 MHz Specialized Mobile Radio System (SMR) which is site specific pursuant to FCC rules and regulation.

        (iii) The First Party has agreed purchase from the Second Party and the Second Party has agreed to disperse, assign, convey, transfer and devise ownership of all its equities, licenses, leases, and equipment for the SMR pursuant to the terms, conditions and considerations as are set forth herein.

NOW, THEREFORE, or and in consideration of the mutual covenants and promise contained herein as well as for other good and valuable consideration as hereinafter provided, the parties agree as follows:

        1. PROPERTIES PURCHASED. (A) The First Party shall hereby purchase the license owned and in the name of the Second Party for its 220 MHz Specialized Mobile Radio System (SMR). (B) Included in the sale of the license owned by the Second Party, as mentioned above, will be the sole and exclusive right to the use of said license on the site prescribed by said license as regulated by the FCC, the tower lease for said license all equipment on and used for said tower owned or leased by the Second Party, and any and all other equities, assets, values, and properties whether real or personal owned by or in the name of the Second Party. (C) As a part of this purchase, the First Party shall receive all liquid assets held by the Second Party in any and all accounts as of September 1, 1998.

        2. CONDITION OF PROPERTY PURCHASED. The property purchased by the First Party shall be free of any encumbrance or lien. All equipment shall be in working order and sufficient for the purpose in which it was intended. All leases shall be held current and paid through the date of final transfer of all property.

        3.COMPENSATION BY FIRST PARTY. For the properties purchased the Paragraph 1 the First Party shall pay the Second Party as follows:(A) The First Party shall pay to the Second Party the sum of TWO HUNDRED THOUSAND ($200,000.00) DOLLARS in the form of common stock in FFCI which shall be restricted for one year from, the date of final transfer said stock shall be valued at the lesser of SEVEN ($7.00)DOLLARS per share or the asking/offering price on the last business day prior to the execution of this Contractual Agreement. (B) For each dollar of liquid assets owned by the Second Party,which pursuant to paragraph I are to be conveyed to the First Party, the First Party shall issue the Second Party an equivalent amount of debenture bearing interest at the rate of 8% per annum, all due and payable in 12 months from the date of final transfer. The debenture will be convertible after twelve months into common shares of FFCI stock at a discount of 30% from the publicly traded market price on the date of conversion.

        4. DEBTS OWED BY THE SECOND PARTY. Any and all debts owed by the Second Party shall be paid in full from assets other than the properties in this Sales Agreement. The First Party shall take from the Second Party all properties mentioned, in paragraph 1 free from any debt, indenture, lien, or any other encumbrance of any type of kind at the time of transfer.

        5. DISCLOSURE OF ASSETS BY SECOND PARTY. The Second Party shall present to the First Party copies of all leases, for said towers, license sites, and any and all equipment which may have been leased; partnership bank statements for the past three months, and any and all notices of debt on or before October 3, 1998.

        6. RELEASE OF LIABILITY. The First Party shall be free of any and all liability and held harmless of any and all acts of the Second Party.

        7. BINDING EFFECT. All the terms and provisions of this agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their legal representatives, successors and assigns. This contractual agreement shall be in effect beyond the life of the parties and may become a part of either party's estate.

        8. VIOLATION AND ENFORCEMENT. If it becomes necessary for either party take legal or other action to enforce this agreement, the party losing or nonconforming party shall be responsible for any and all costs, expenses, and attorney's fees.

        9. DATE OF EXECUTION AND CLOSING. This Contractual Agreement shall be deemed fully executed when signed by the designated parties below on or before October 3,1998, which shall, be deemed the date of execution. All documents, releases, lease and monies shall be transferred between the parties on or before SATURDAY, October 10, 1998, which shall be deemed the date of closing. Any documents necessary to effectuate said transfers by either party shall be done on or about the closing date.

        10. The Alliance addendum is incorporated herein.

                             For FFCI

                                            PAUL RICHARD BELL

                                            Position - C.E.O.

STATE OF FLORIDA )
                         )
COUNTY OF BROWARD)

I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid, to take acknowledgments, personally appeared DR. PAUL RICHARD BELL to me personally known or by proof of PERSONALLY KNOWN to be the person describe in and who executed the foregoing instrument consisting of 6 pages and he acknowledged before me that the executed the same.

WITNESS my hand and official seal in the County and State last aforesaid this 1 day of October 1998.

                                                                 Notary Public

My Commission expires:

                      FOR:          Twin Cities SMR

                             Sig.

                                    Print

                                         Position - Managing Partner

                                    Sig.

                                    Print

                                         Position -

STATE OF                     )
         --------------------
                                            )
COUNTY OF                    )
         --------------------

                             I HEREBY CERTIFY that on this day, before me, an
officer duly authorized in the State aforesaid and in the County aforesaid to
take acknowledgments,                      personally                   appeared
personally known or by proof of __________________________________________ to be the person(s) described in and who executed the foregoing instrument consisting of 6 pages and he acknowledged before me that he executed the same.

WITNESS my hand and official seal in the County and State last aforesaid, this ___________ day of ____________ 19 ___ .

                                                          Notary Public

My Commission expires:

F.

      (THIS IS AN EXAMPLE OF ONE OF THIRTY FIVE STOCK PURCHASE AGREEMENTS TO THE STOCK HOLDER OF AMERICAN WIRELESS - THESE WERE EXECUTED TO ALL STOCK HOLDERS OF AMERICAN WIRELESS)

                            STOCK PURCHASE AGREEMENT

        AGREEMENT dated 8 JANUARY, 1999 , by and among JAMES F. HALEN an individual (hereinafter "Seller") whose address is 964 CEDAR KNOLLS CEDAR CITY UTAH 84720 being a stock holder of AMERICAN WIRELESS, INC. d/b/a SKYVIEW TECHNOLOGIES, (hereinafter "AMERICAN") which is a Utah corporation having its principal office at 845 e. Skyline Drive, St. George, Utah, and FIRST FLORIDA COMMUNICATIONS, INC., (hereinafter "Purchaser"), a Florida corporation having its principal office at 5635 S. University Drive, Davie, Florida.

WITNESSETH:

        In consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

        1. PURCHASE OF STOCK. Subject to and upon the terms and conditions set forth in this Agreement, Seller in consideration as set forth herein agrees to sell, transfer, and deliver his/her common stock of AMERICAN and its affiliates/subsidiaries for a total number of 100,000 shares to FFCI free of any and all encumbrances or restrictions except as presently exist in the bylaws of AMERICAN.

        2. PURCHASE PRICE.

        (a) In consideration of the sale and transfer and delivery of the Seller's stock to Purchaser; Purchaser will, in full payment thereof, deliver to the Seller common stock of FFCI restricted for one year from the date of receipt of Seller's stock FFCI stock.

               (i) Seller shall receive FFCI common stock restricted for one year from the date of issuance based on a value of $7.00 per share with AMERICAN common stock based on a value of $1.00 per share. Between the date of this Agreement and February 12, 1999, should the ask price of FFCI stock not have reached $7.00 or more, the Seller will be entitled to Warrants valued at the difference between the highest ask price of FFCI stock and $7.00.

               (ii) The stock certificate(s) of FFCI stock shall be made out by FFCI's transfer agent and corporate counsel in the names of such parties as are requested by the Seller after they have submitted all necessary information.

               (iii) Exchange of stock shall take place within two weeks from the date of this executed Agreement.

        3.  COVENANTS OF PURCHASER TO SELLER:

               (1) Purchaser agrees that AMERICAN shall retain all funds and assets necessary to continue its normal course of business and FFCI will be responsible within the course of prudent business decisions to provide the funding of AMERICAN's previously anticipated business growth on a timely basis.

               (b) Purchaser agrees the Board of Directors of AMERICAN shall remain intact with said Board of Directors being under the direction of FFCI's Board of Directors.

               (c) One member of the current Board of Directors of AMERICAN shall have a seat on the Board of Directors of FFCI.

               (d) The current management of AMERICAN shall remain intact under the direction of FFCI.

        4. COVENANTS OF SELLER TO PURCHASER: The Seller's stock in AMERICAN also incorporates Seller's ownership of any and all affiliates, subsidiaries, or partnerships of any type of kind to AMERICAN.

        5. TOTALLITY OF AGREEMENT. This Agreement shall constitute any and all covenants, warranties, or provisions of this Purchase Agreement.

AGREED TO THIS 8TH day of JANUARY, 1999.

SELLER                                                                 FOR FFCI:
                                                          C.E.O.

                                                                 Vice-President

G.

                               PURCHASE AGREEMENT

THIS AGREEMENT made on OCTOBER 15,1998 by and between FIRST FLORIDA COMMUNICATIONS, INC. (FFCI),hereinafter called "First Party; and PARADISE INTERNATIONAL CONNECTION, INC., hereinafter called "Second Party".

                                   WITNESSETH

WHEREAS:

        (i) The First Party is a publicly traded communications corporation with the intent, desire, and aspiration to merge into its corporate entity other corporations and businesses to add to its value, equity, marketability, and revenues for the benefit of its stockholders.

        (ii) The Second party is a paging and cellular corporation including but limited to 3 paging and cellular stores located in the Miami/Ft. Lauderdale, Florida area. Part of its ongoing business plan to continue to set up additional paging stores for a substantial fee.

        (iii)The First Party has agreed to disperse, assign, convey, transfer, and devise ownership of his personal stock to the aforementioned, corporations for the benefit of FFCI and its stockholders in exchange for such considerations as are set forth herein.

        NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein as well as for other good and valuable consideration as hereinafter provided, the parties agree as follows

        1. PURCHASE OF ASSETS. FFCI agrees to purchase in its entirety PARADISE INTERNATIONAL CONNECTION, INC.. including but not limited to all property, whether tangible or intangible; all assets of any type and nature; accounts receivable; client lists; contracts and agreements; inventory and stock; equipment and furnishings; trademarks and symbols; and good will, for a purchase price of $350,000 which was agreed to based upon the warranty of Seller that the gross annual revenues were $280,000. Purchase price payable in shares of common stock, $8.00 RS/OP par value per share, totaling 43,750 RS/OP shares of FFCI (the "Stock") upon the closing of this transaction, which shall take place at the offices of FFCI no later than 10 days from the date this Agreement is executed. These shares are restricted from sale or trade from the date of closing for a period of one year.

        2. ASSUMPTION OF LIABILITIES. FFCI shall assume those business debts and liabilities that have been made known to FFCI as listed on Schedule 1 and agreed to by FFCI as signified by the execution of that Schedule. Any debts not accepted or listed on Schedule 1 shall be the sole responsibility of the Seller.

        3.WARRANTIES AND GUARANTEES. Should any of the following warranties or guaranties not be adhered to, the injured party shall have full recourse to unilaterally modify any necessary terms of this Agreement to make themselves whole.

                A.  Paradise International Connection, Inc. warrants as follows:

                             (1) It is a corporation duly organized in the State of Florida, with corporate power to execute this agreement and discharge its obligations hereunder.

                             (2) It indemnify, defend and save FFCI from and against any and all loss, damages, costs, and expenses (including attorney's fees) that FFCI may suffer as a result of any claim or action relating to the assets purchased from them and relating to the period of time prior to the date FFCI takes over the operation of Paradises's business as provided herein.

                             (2) Paradise is duly qualified and in good standing in each jurisdiction in which it is presently conducting business and has the requisite corporate power to own, lease, and utilize its assets, properties, and business and to carry on its business as such business is presently being conducted.

                             (3) The performance, deliver, and performance by Paradise of. this Agreement, and the consummation by Paradise of the transaction contemplated hereby, has been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by Paradise and constitutes a valid and binding obligation of Paradise enforceable against Paradise in accordance with its terms.

                             (5) No consent, authorization or approval of, or waiver or exemption by, or filing with, any other person is required in connection with the execution, delivery, or performance by Paradise of this Agreement or the consummation by Paradise of the transaction contemplated hereby.

                             (6)    Seller warrants that, minus any major
                                    unforeseen interference with business
                                    operations, the annual gross revenues shall be $280,000l.

                      B.  FFCI warrants as follows:

                             (1) It is a corporation duly organized in the State of Florida, with corporate power to execute this Agreement.

                             (2) FFCI has secured or established exemption form registration or registered its shares under all applicable federal and state laws in such manner that the issuance and sale of its shares of stock to Paradise for the consideration provided in this Agreement shall satisfy all such legal requirements.

                             (3) FFCI has met all requirements of Florida law applying to the issuance and transfer of FFCI's Stock in exchange for all of the assets of Paradise; and that Paradise shall not be obligated to transfer its assets or be liable to FFCI unless and until all RS/DP of the requirements of Florida law relating to such sale and issuance have been met;

                             (4) FFCI is duly qualified and in good standing in each jurisdiction in which it is presently conducting business and has the requisite corporate power to own, lease, and utilize its assets, properties, and business and to carry on its business as such business is presently being conducted.

                             (4) The performance, deliver and performance by FFCI of this Agreement, and the consummation by FFCI of the transaction contemplated hereby, has been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by FFCI and constitutes a valid and binding obligation of FFCI enforceable against FFCI in accordance with its terms.

                             (5) No consent, authorization or approval of, or waiver or exemption by, or filing with, any other persons is required in connection with the execution, delivery, or performance by FFCI of this Agreement or the consummation by FFCI of the transaction contemplated hereby.

        4. BINDING EFFECT. All the terms and provisions of this agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their legal representatives, successors and assigns. This contractual agreement shall be in effect beyond the life of the parties and may become a part of either party's estate. If for any reason it is determined by a Court of Law that any portion of this Agreement is not legally binding this will have no effect on the remaining provision of this Agreement.

        5. VIOLATION AND ENFORCEMENT. If it becomes necessary for either party take legal or other action to enforce this agreement, the party losing or nonconforming party shall be responsible for any and all costs, expenses, and attorney's fees.

        IN WITNESS WHEREOF, I have hereunto set my hand and seal this 15 day of OCTOBER , 1998 signed, sealed and delivered in presence of:

FOR PARADISE INTERNATIONAL CONNECTION, INC.

(sign)

                                    MR. EDMOND PUDLEINER

(sign)

                                    SHARON PUDLEINER

(sign)

FOR FIRST FLORIDA COMMUNICATION INC.

(sign)

                             PAUL RICHARD BELL, JR.
                             POSITION

COUNTY OF BROWARD)

        I HEREBY CERTIFY that on this day, before me, an officer duly authorized in the State aforesaid and in the County aforesaid to, take acknowledgments, personally appeared EDUMUND PUDLEINER, SHARON PUDLEINER, MR. PAUL RICHARD BELL, JR. AND MR. RONALD STUL to me personally known or by proof of to be the person described in and who executed the foregoing instrument and he acknowledged before me that he executed the same.

WITNESS my hand and official seal in the County and State last aforesaid this 15 day of OCTOBER 1998.

Notary Public

My Commission expires:

                                   SCHEDULE 1

1. AMERICAN EXPRESS CHARGE FOR CAPITAL FINANCE                        $10,483.99

2. PREPAID PHONE CARD                                                    $727.50

3. G.E. CAPITAL EQUIPMENT                                                $631.42

4. AIRTIME BILLS (approx pr. Mth)                                      $4,000.00

                                 Attorney at Law

                                                  MEMBER OF
521 S. Andrews Ave., Suite 6                     FLORIDA BAR                        Telephone (954) 524-2506
Ft. Lauderdale, FL 33301                     WASHINGTON D.C. BAR                    Facsimile (954) 524-2502


January 13, 1999

Sharon and Ed Pudleiner
2910 Devonwood Ave.
Miramar, FL 33125

RE: Stock Certificates

Dear Sharon and Ed:

         Pursuant to your request to review all outstanding bills that were paid by FFC1 on behalf of Paradise prior to the merger, we have tallied and re-tallied all receipts and bills that we have to date and come to a final figure of $5,887.26 as compared to the $12,75 5.67 figure form which stock was deducted instead of requiring you to pay those outstanding bills. This leaves a difference of $6,868.41 worth or stock at $8 per share or 859 shares. Please list the name hereof the person or persons that you would like the. certificate to be named in with both the name, address, and SS#.

         As completion of this requested information shall constitute acceptance of the final shares of stock, the matter of outstanding stock owed for the acquisition of Paradise shall be resolved.

NAME: RON SCHULMAN
ADDRESS: 1483 FAIRWAY RD. PEMBROKE PINES, FL 33026
SS#: ###-##-####
DATE: 1-13-99                                      850 SHARES

NAME: JONATHAN SCHULMAN
ADDRESS: 37 KENILWORTH RD.
SS#: ###-##-####
DATE: 1-13-99                                        9 SHARES

H.

        (THIS IS AN EXAMPLE OF ONE OF FOUR STOCK PURCHASE AGREEMENTS TO THE STOCK HOLDER OF LANSOURCE - THESE WERE EXECUTED TO ALL STOCK HOLDERS OF LANSOURCE)

                         STOCK/ASSET PURCHASE AGREEMENT

         AGREEMENT DATED JUNE 5, 1999, BY AND AMONG LANSOURCE, INC. A UTAH CORPORATION WHOSE ADDRESS IS 1071 EAST 100 SOUTH SUITE D-2, ST. GEORGE, UTAH 84770 AND THE STOCK HOLDERS THEREOF, MACK STAUFFER, NICK BELNAP, TRACY PECK, AND JEFF CARPENTER (HEREINAFTER "SELLERS") AND FIRST FLORIDA COMMUNICATIONS, INC., (HEREINAFTER "PURCHASER"), A FLORIDA CORPORATION HAVING ITS PRINCIPAL OFFICE AT 2161 E. COMMERCIAL BLVD. 2ND FLOOR, FT. LAUDERDALE, FLORIDA 33308

WITNESSETH:

        IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS, HEREINAFTER SET FORTH, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1. PURCHASE AND SALE OF BUSINESS AND ASSETS. SUBJECT TO AND UPON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, SELLER WILL SELL, TRANSFER, CONVEY, ASSIGN, AND DELIVER TO PURCHASER AND PURCHASER WILL PURCHASE, AT THE CLOSING HEREUNDER, ALL OF THE BUSINESS, ASSETS, INVENTORY, PROPERTIES, OUTSTANDING RECEIVABLES GOODWILL, AND RIGHTS OF SELLER AS A GOING CONCERN OF EVERY NATURE, KIND, AND DESCRIPTION, TANGIBLE AND INTANGIBLE, WHERESOEVER LOCATED AND WHETHER OR NOT CARRIED OR REFLECTED ON THE BOOKS AND RECORDS OF SELLER (HEREINAFTER "BUSINESS ASSETS") (CLEAR OF ALL LIABILITIES OBLIGATIONS, LIENS, AND ENCUMBRANCES EXCEPTING ONLY THOSE LIABILITIES AND OBLIGATIONS WHICH ARE EXPRESSLY TO BE ASSUMED BY PURCHASER HEREUNDER, AND THOSE LIENS AND ENCUMBRANCES DECURING THE SAME WHICH ARE SPECIFICALLY DISCLOSED HEREIN OR EXPRESSLY PERMITTED BY THE TERMS HEREOF.)

        2. PURCHASE OF STOCK. SUBJECT TO AND UPON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, SELLER IN CONSIDERATION AS SET FORTH HEREIN AGREES TO SELL, TRANSFER, AND DELIVER HIS/HER COMMON STOCK OF LANSOURCE, INC. FOR A TOTAL NUMBER OF 85,715 SHARES TO FFCI FREE OF ANY AND ALL ENCUMBRANCES OR RESTRICTIONS.

        3.     PURCHASE PRICE.

        (A) IN CONSIDERATION OF THE SALE AND TRANSFER AND DELIVERY OF THE SELLER'S BUSINESS ASSETS AND STOCK TO PURCHASER: PURCHASER WILL IN FULL PAYMENT THEREOF, DELIVER TO THE SELLER COMMON STOCK OF

FFCI RESTRICTED FOR ONE YEAR AT A VALUE OF $400,000 AND TWO YEARS AT A VALUE OF $200,000 FROM THE DATE OF RECEIPT OF STOCK. THE PURCHASE OF SAID STOCK IS FOR THE SOLE PURPOSE OF PURCHASER ACQUIRING ALL ISSUED STOCK AND BUSINESS ASSETS OF SELLER FOR A TOTAL SALES PRICE OF $600,000.

        (B) THE PER SHARE VALUE OF FFCI STOCK SHALL BE BASED UPON THE VALUE OF $7.00 PER SHARE.

        (C) THE STOCK CERTIFICATES OF FMI STOCK SHALL BE MADE OUT BY FFCI'S TRANSFER AGENT AND CORPORATE COUNSEL IN THE NAMES OF SUCH PARTIES AS ARE REQUESTED BY THE SELLER AFTER THEY HAVE SUBMITTED ALL NECESSARY INFORMATION.

COVENANT5 OF PURCHASER TO SELLER

        (a) THE CURRENT MANAGEMENT OF LANSOURCE SHALL REMAIN INTACT UNDER THE DIRECTION OF FFCI.

         4. TOTALLITY OF AGREEMENT. THIS AGREEMENT SHALL CONSTITUTE ANY AND ALL COVENANTS, WARRANTIES, OR PROVISIONS OF THIS PURCHASE AGREEMENT

        AGREED TO THIS 7 DAY OF JUNE, 1999.

        SELLER:                                    FOR FFCI:


        ------------------------------
        MARK STAUFFER                              C.E.O.


        ------------------------------
        NICK BELNAP


        ------------------------------
        TRACY PEEK


        ------------------------------

                             STOCK POWER DIRECTIONS

        THIS STOCK POWER IS NECESSARY TO FINALIZE THE COMPLETE EXECUTION AND TRANSFER OF THE STOCK EXCHANGE IN WHICH YOU CONTRACTUALLY AGREED TO TRANSFER YOUR SHARES OF STOCK IN LANSOURCE TO FIRST FLORIDA COMMUNICATIONS, INC. (FFCI) IN EXCHANGE FOR FIRST FLORIDA COMMUNICATIONS STOCK.

        THEREFORE PLEASE FILL OUT THE BOTTOM, ATTACH YOUR AMERICAN STOCK CERTIFICATE AND YOU CAN DELIVER IT TO US WHEN WE F DELIVER YOUR CERTIFICATES TO YOU AT THE END OF THIS WEEK.

                                   STOCK POWER

        ON THIS 8TH DAY OF JUNE, 1999, I/WE, JEFF CARPENTER WHOSE SS# (`S) IS/ARE ###-##-#### RESIDING AT 2081 JACOB STREET, SANTA CLARA, UT 84765 DO HEREBY SELL, ASSIGN, TRANSFER, AND CONVEY TO FIRST FLORIDA COMMUNICATION, INC. WHOSE ADDRESS IS FIRST FLORIDA COMMUNICATIONS, INC., 2161 E. COMMERCIAL BLVD.- 2ND FLOOR, FT. LAUDERDALE, FL 33308 OUR 2,500 SHARES OF LANSOURCE, INC. STOCK FOR GOOD AND EQUITABLE CONSIDERATION.

        I/WE DO HEREBY DIRECT THE RECORD KEEPERE OF LANSOURCE, INC. TO RECORD ON THEIR BOOKS THIS TRANSFER INTO THE NAME STATED ABOVE, THAT BEING FIRST FLORIDA COMMUNICATIONS, INC.

        Dated:________________          Signature ______________________________

        Dated:________________          Signature_______________________________